Exhibit 99.1

TAC ACQUISITION CORP. ANNOUNCES RESULTS OF THE SPECIAL MEETING OF STOCKHOLDERS
ON DECEMBER 29, 2006

GREENWICH, CT — December 29, 2006. TAC Acquisition Corp. (OTCBB: TACA)(OTCBB: TACAU)(OTCBB:TACAW) announced today that the holders of a majority of the common stock of TAC entitled to vote at the special meeting of the stockholders held today voted against the proposal to consummate a business combination with AVIEL Systems, Inc., as presented in the TAC proxy statement dated December 7, 2006. As a result, TAC and AVIEL have jointly determined to terminate the merger agreement by and among TAC, AVIEL and R. John Chapel, the sole shareholder of AVIEL.

TAC intends to promptly begin the process of liquidating its trust account in accordance with its charter and applicable Delaware law.

About TAC Acquisition Corp.

TAC Acquisition Corp. is a publicly traded company formed for the purpose of acquiring an operating business in the following technology-related sectors: software, IT services, media, telecommunications, semiconductor, hardware, internet and technology-enabled services. Approximately $120 million of net proceeds were raised through TAC’s initial public offering in June 2005 (symbols: TACA, TACAU, TACAW).

Forward-looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.